Exhibit 99.1

CARMAX BOARD ELECTS NEW DIRECTOR

Richmond, Va. – October 2, 2018 – CarMax, Inc. (NYSE:KMX) today announced that its board of directors has elected Pietro Satriano to membership on the board effective October 1. Satriano will serve on the Nominating and Governance Committee.

Satriano, 55, has been the chief executive officer and a director of US Foods Holding Corp., a publicly held foodservice distributor, since 2015 and chairman of the US Foods board since 2017. Previously, Satriano served as chief merchandising officer of US Foods from 2011 until 2015. Before joining US Foods, he was president of LoyaltyOne Co. and served in a number of leadership positions at Loblaw Companies Limited.

“We are pleased to welcome Pietro to the CarMax board,” said Bill Nash, chief executive officer of CarMax. “As a sitting CEO with extensive leadership experience in highly competitive and evolving industries, he is a very valuable addition to our board.”

About CarMax

CarMax is the nation’s largest retailer of used cars, currently operating 195 stores in 41 states nationwide. CarMax revolutionized the auto industry by delivering the honest, transparent and high-integrity car buying experience customers want and deserve. For more than 25 years, CarMax has made car buying more ethical, fair and stress-free by offering a no-haggle, no-hassle experience and an incredible selection of vehicles. CarMax makes selling your car easy too, by offering no-obligation appraisals good for seven days. At CarMax, we’ll buy your car even if you don’t buy ours®. CarMax has more than 25,000 associates nationwide and for 14 consecutive years has been named as one of the Fortune 100 Best Companies to Work For®. During the twelve months ended February 28, 2018, the company retailed 721,512 used vehicles and sold 408,509 wholesale vehicles at its in-store auctions. For more information, access the CarMax website at www.carmax.com.